Exhibit 99.1

Powerwave Technologies Reports First Quarter Results

SANTA ANA, Calif.--(BUSINESS WIRE)--May 3, 2012--Powerwave Technologies, Inc. (NASDAQ:PWAV), a global supplier of end-to-end solutions for wireless communications networks, today reported preliminary results for its first quarter ended April 1, 2012.

Net sales in the first quarter of fiscal 2012 were $43.3 million, compared with $136.6 million in the first quarter of fiscal 2011. Powerwave also reported a first quarter GAAP net loss of $57.9 million, which includes $0.8 million of non-cash equity based compensation expense and $1.3 million of non-cash debt interest accretion, and $8.8 million of restructuring charges. For the first quarter of 2012, the net loss equates to a basic loss per share of $1.83. This compares to a net loss of $7.0 million, or a loss per share of 21 cents for the prior year period. For the first quarter of fiscal 2012, excluding the debt interest accretion and the non-cash equity based compensation expenses and restructuring charges, on a pro forma basis, Powerwave would have reported a net loss of $39.5 million, or basic loss per share of $1.25.

“Our first quarter revenues were impacted by weakness in several of our markets,” stated Ronald Buschur, President and Chief Executive Officer of Powerwave Technologies. “Network operators continue to be conservative in their spending plans and in several markets operators continued to delay capital spending plans. In addition, we have seen continued reductions in demand in the original equipment manufacturer marketplace, which is due to both our strategic decision to reduce our exposure to low margin OEM business, as well as the current weakness with wireless network operator capital spending. From a global perspective, we believe that the current economic environment has continued to impact wireless network operators’ spending plans while they react to the macro-economic pressures in each individual market. While near term visibility remains extremely difficult in our markets, we continue to believe that eventually the long-term demand for improvements in wireless infrastructure should drive spending by wireless network operators.

“While we manage through the current weakness in demand, we continue to move forward with our restructuring activities which are focused on resizing the Company in order to significantly reduce our breakeven targets and enable the Company to be positioned to generate future profits on a lower revenue base. As part of our restructuring activities, we recently announced our agreement with Shenzhen Tatfook Technology Co. Ltd. (“Tatfook”) to sell them certain assets of our China manufacturing operations as well as enter into a strategic supply agreement with Tatfook. This transaction will help us to lower our cost structure while at the same time provide us with a new lower cost strategic manufacturing partner. This should also enable us to further leverage our remaining manufacturing location in Thailand.”

Summary of Significant Items impacting the First Quarter

During the first quarter of 2012, we incurred approximately $0.8 million of non-cash equity based compensation expense, as well as $1.3 million of non-cash debt interest accretion expense associated with our 2.75% Convertible Senior Subordinated Notes due 2041. During the first quarter, we continued to implement our restructuring plans, which included the sale of our Finnish facility for approximately $5.3 million, which resulted in a non-cash loss of $1.4 million that is included in our restructuring charges.

The following is a brief summary of the significant items impacting the comparability of per share amounts for the three months ended April 1, 2012 and April 3, 2011. To calculate the per share impact of these significant items, an underlying effective tax rate of zero percent was used for both periods and the basic shares outstanding for each respective period were used.

	Three Months Ended
	(unaudited)
Summary of Significant Items Impacting Results	April 1, 2012		April 3, 2011

Restructuring and impairment charges	($0.28)		-
Non-cash ASC Topic 718 compensation charge	($0.02)		($0.06)
Debt discount amortization and interest accretion	($0.04)		($0.02)

Total per share impact	($0.34)	*	($0.08)	*

(Note: * all amounts are rounded to the nearest whole cent.)

In addition, below is a brief summary of significant items impacting the comparability of the gross margin percentage for the first quarter of 2012 as compared to the first quarter of 2011, on a GAAP and pro forma basis.

	Three Months Ended
	(unaudited)
	April 1, 2012	April 3, 2011
GAAP reported gross margin %	(38.1%)	26.2%
Add: Pro Forma adjustments
Non-cash ASC Topic 718 compensation charge	0.2%	0.2%
Restructuring charges	13.0%	0.0%
Pro Forma gross margin %	(24.9%)	26.4%

As an additional note, for the first quarter of fiscal 2012, Powerwave incurred additional inventory related charges which totaled approximately $9.7 million, which had the impact of reducing our pro forma gross margin by approximately 22.4 percent.

Sale of China Manufacturing Operations

Subsequent to the end of the first quarter, on April 25, 2012, we announced that we had entered into a definitive agreement with Tatfook under which Tatfook will acquire selected assets of the Company’s China manufacturing facility and will provide us with a long-term manufacturing and supply agreement. Tatfook will purchase certain assets from our China manufacturing operation for $12.5 million, which will be fully paid upon closing. The transaction is expected to close during the second quarter and includes the assumption of facility leases in China, the purchase of certain equipment and inventory, and offers of employment to employees located in our China manufacturing operations. Upon closing of the transaction, we will license Tatfook to manufacture and sell selected antenna and tower mounted amplifier products within the China market under a license and manufacturing agreement. Tatfook will pay an upfront license fee of $5.0 million under the license and manufacturing agreement as well as ongoing royalty fees on future product sales. Also upon closing of the transaction, Tatfook will enter into a strategic supply agreement with Powerwave where we can benefit from Tatfook’s low cost structure and strategic manufacturing capabilities.

First Quarter 2012 Revenue Summary

In the first quarter of 2012, total Americas revenue was $20.7 million or approximately 48 percent of revenue, compared with $54.3 million, or approximately 40 percent of revenue in the first quarter of 2011. Total sales to customers based in the Asia Pacific region accounted for approximately 18 percent of revenue or $7.7 million in the first quarter of 2012, compared with 32 percent of revenue, or $44.1 million in the first quarter of 2011. Total Europe, Africa and Middle East revenue in the first quarter of 2012 was $14.9 million, or approximately 34 percent of revenue, compared with $38.2 million or approximately 28 percent of revenue in the first quarter of 2011.

Sales of products within the antenna systems group totaled $20.8 million or 48 percent of total revenue, sales of products in the base station systems group totaled $10.2 million, or 24 percent of revenue and revenue from the coverage systems group totaled $12.3 million, or 28 percent of revenue in the first quarter of 2012.

In terms of customer profile, total OEM sales accounted for approximately 32 percent of total revenue, and total direct and operator sales accounted for approximately 68 percent of revenue for the first quarter of 2012.

In terms of transmission standards, 2G and 2.5G standards accounted for approximately 54 percent of total revenue, 3G standards accounted for approximately 31 percent of total revenue and 4G standards accounted for approximately 15 percent of total revenue during the first quarter of 2012.

Balance Sheet

At April 1, 2012, Powerwave had total cash and cash equivalents of $43.9 million, which includes restricted cash of $6.2 million. Total net inventories were $83.0 million, and net accounts receivable were $69.7 million.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by the U.S. Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, a reconciliation of this non-GAAP financial information to our financial statements as prepared under generally accepted accounting principles in the United States (GAAP) is included in this press release. Powerwave’s management believes that the presentation of this non-GAAP financial information is useful to our investors and the investment community since it excludes restructuring and impairment charges related to the consolidation of our manufacturing and engineering facilities as well as the severance costs related to facility closures and personnel reductions. In addition, excluded is the non-cash debt interest accretion associated with certain of our debt. Also excluded are the non-cash equity compensation expenses related to ASC Topic 718. The income tax provision is based on the assumption that there is no valuation allowance against our deferred tax assets. Management of Powerwave believes that these items should all be excluded when comparing our current operating results with those of prior periods as the restructuring and impairment charges are not part of ongoing operations, the amortization of the debt interest accretion is a non-cash expense and the equity compensation expenses are also non-cash expenses. The identification of the additional inventory related charges are in excess of what are normally occurring.

Company Background

Powerwave Technologies, Inc., is a global supplier of end-to-end wireless solutions for wireless communications networks. Powerwave designs, manufactures and markets a comprehensive suite of wireless solutions, including antennas, base station products and advanced coverage solutions, utilized in all major wireless network protocols and frequencies, including Next Generation Networks in 4G technology, such as LTE and WiMAX. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705. For more information on Powerwave’s advanced wireless coverage and capacity solutions, please call (888)-PWR-WAVE (797-9283) or visit our web site at www.powerwave.com. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.

Attached to this news release are preliminary unaudited condensed consolidated financial statements for the first quarter ended April 1, 2012.

Conference Call

Powerwave is providing a simultaneous Webcast and live dial-in number of its first quarter fiscal 2012 financial results conference call on Thursday, May 3, 2012 at 2:00 PM Pacific time. To access this audio Webcast, select the Investor Relations page at www.powerwave.com and select the Powerwave Technologies Q1 earnings conference call. The call will last for approximately 1 hour. To listen to the live call, please call (617) 597-5378 and enter reservation number 18029496. A replay of the Webcast will be available beginning approximately 3 hours after completion of the initial Webcast. Additionally, an audio playback of the conference call will be available at approximately 5:00 PM Pacific time on May 3, 2012 through May 10, 2012 by calling (617) 801-6888 and entering reservation number 86618925.

Forward-Looking Statements

The foregoing statements regarding the current economic environment continuing to impact wireless network operators spending plans, the timing of closing of the Tatfook transaction, the benefits of the Tatfook transaction, including lowering our cost structure while at the same time providing us with a new lower cost strategic manufacturing partner, and that eventually the long-term demand for improvements in wireless infrastructure should drive spending by wireless network operators are all “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Reform Act of 1995. The forward-looking statements contained in this press release are based on information available to Powerwave as of the date of this press release and management’s views and assumptions regarding future events and business performance as of the date of this press release and are subject to risks and uncertainties which could cause the outcome of future events, including our actual results, to differ materially from those assumed, intended, projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: delays in obtaining approvals, including regulatory approvals for the Tatfook transaction; difficulties in transitioning manufacturing operations to Tatfook and the possibility of disruptions in the supply of products; our reliance on contract manufacturers for the manufacture and supply of some of our products; our ability to increase sales; our reliance on a limited number of customers; our ability to implement restructuring actions in a timely manner and execute cost cutting initiatives without disrupting operations; delays or cancellations of wireless network capacity expansions and buildouts for both existing 2G and 2.5G networks, 3G and 4G networks; macroeconomic factors that may negatively influence the demand for wireless communications infrastructure and thereby reduce demand for our products; future consolidation of our customers may reduce demand for our products; our ability to achieve manufacturing cost reductions and operating expense reductions; our ability to generate positive cash flow; wireless network operators may decide to not continue to deploy infrastructure equipment in the quantities that we expect; we require continued success in the design of new wireless infrastructure products and such products must be manufacturable and of good quality and reliability; we are not able to increase our prices to cover our exposure to raw material and freight price increases; our dependence on single source suppliers for certain key components used in our products exposes us to potential material shortages; component shortages or difficulties in obtaining components in the quantities required to meet customer demands; our business requires continued favorable business conditions and growth in the wireless communications market, including growth in demand for data and additional 4G capabilities. Powerwave emphasizes that its reported financial performance and period to period comparisons are not necessarily indicative of the results that may be expected in the future and Powerwave believes that such comparisons cannot be relied upon as indicators of future performance. Powerwave also emphasizes that the market price of its Common Stock has exhibited high levels of volatility and therefore may not be suitable for all investors. More detailed information on these and additional factors which could affect Powerwave’s operating and financial results and the price of Powerwave’s common stock are described in Powerwave’s Form 10-K, for the fiscal year ended January 1, 2012, which is filed with the Securities and Exchange Commission, and other risks detailed from time to time in Powerwave’s reports filed with the Securities and Exchange Commission. Powerwave urges all interested parties to read these reports to gain a better understanding of the many business and other risks that Powerwave faces. Powerwave expressly disclaims any intent or obligation to update any forward looking statements, whether as a result of new information, future events or otherwise, after the date of this press release to conform such statements to actual results or to changes in our opinions or expectations except as required by applicable law or the rules of the NASDAQ Stock Market.

UNAUDITED - PRELIMINARY POWERWAVE TECHNOLOGIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts)

	Three Months Ended (unaudited)
	April 1,	April 3,
	2012	2011
Net sales	$43,269	$136,624
Cost of sales:
Cost of goods	54,135	100,764
Restructuring and impairment charges	5,612	-
Total cost of sales	59,747	100,764

Gross profit (loss)	(16,478)	35,860

Operating expenses:
Sales and marketing	7,803	9,136
Research and development	13,016	16,603
General and administrative	10,261	11,991
Restructuring and impairment charges	3,210	1
Total operating expenses	34,290	37,731

Operating loss	(50,768)	(1,871)

Other income (expense), net	(4,006)	(2,681)

Loss before income taxes	(54,774)	(4,552)
Income tax provision	3,132	2,423
Net loss	$(57,906)	$(6,975)

Net loss per share:
- basic:	$(1.83)	$(0.21)
- diluted: [1]	$(1.83)	$(0.21)
Weighted average common shares used in computing per share amounts:
- basic:	31,721	33,761
- diluted:	31,721	33,761

________________________________

1 The diluted loss per share does not include an add back of interest expense costs associated with the assumed conversion of certain of the Company’s outstanding convertible subordinated notes as the effect would be anti-dilutive.

POWERWAVE TECHNOLOGIES, INC. PERCENTAGE OF NET SALES

	Three Months Ended
	(unaudited)
	April 1,	April 3,
	2012	2011
Net sales	100.0%	100.0%
Cost of sales:
Cost of goods	125.1	73.8
Restructuring and impairment charges	13.0	-
Total cost of sales	138.1	73.8

Gross profit (loss)	(38.1)	26.2

Operating expenses:
Sales and marketing	18.0	6.7
Research and development	30.1	12.1
General and administrative	23.7	8.8
Restructuring and impairment charges	7.4	0.0
Total operating expenses	79.2	27.6

Operating loss	(117.3)	(1.4)

Other income (expense), net	(9.3)	(1.9)

Loss before income taxes	(126.6)	(3.3)
Income tax provision	7.2	1.8
Net loss	(133.8)%	(5.1)%

POWERWAVE TECHNOLOGIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS RECONCILIATION OF PRO FORMA RESULTS (In thousands, except per share amounts)

	Three Months Ended
	(Unaudited)
				Pro Forma
	April 1,			April 1,
	2012	Adjustments		2012
Net sales	$43,269	-		$43,269
Cost of sales:
Cost of goods sold	54,135	(107	) [1]	54,028
Restructuring and impairment charges	5,612	(5,612	) [2]	-
Total cost of sales	59,747	(5,719)		54,028

Gross profit (loss)	(16,478)	5,719		(10,759)

Operating expenses:
Sales and marketing	7,803	(91	) [1]	7,712
Research and development	13,016	(157	) [1]	12,859
General and administrative	10,261	(429	) [1]	9,832
Restructuring and impairment charges	3,210	(3,210	) [2]	-
Total operating expenses	34,290	(3,887)		30,403
Operating income (loss)	(50,768)	9,606		(41,162)

Other income (expense), net	(4,006)	1,273	[3]	(2,733)

Loss before income taxes	(54,774)	10,879		(43,895)
Income tax provision (benefit)	3,132	(7,522	) [4]	(4,390)
Net Loss	$(57,906)	18,401		$(39,505)

Loss per share:
- basic:	$(1.83)			$(1.25)
- diluted:[5]	$(1.83)			$(1.25)
Weighted average common shares used in computing per share amounts:
- basic:	31,721			31,721
- diluted:	31,721			31,721

___________________________________________

1 This represents the equity compensation expense allocation pursuant to ASC Topic 718.
2 These costs includes restructuring and impairment charges related to the current restructuring plans included in cost of goods sold and operating expenses, respectively.
3 This represents the amortization of the debt interest accretion on outstanding debt during the quarter.
4 This represents the change in the provision for income taxes related to the preceding pro forma adjustments to arrive at an assumed effective income tax benefit rate of 10% for the first quarter 2012.
5 Diluted earnings per share do not include the add back of interest expense costs associated with the assumed conversion of certain of the Company’s outstanding convertible notes as the effect would be anti-dilutive.

UNAUDITED - PRELIMINARY POWERWAVE TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	April 1,	January 1,
	2012	2012
	(unaudited) [1]	(see note) [2]
ASSETS:

Cash and cash equivalents	$37,715	$64,121
Restricted cash	6,185	6,162
Accounts receivable, net	69,661	96,777
Inventories, net	83,013	88,627
Property, plant and equipment, net	19,747	27,771
Other assets	61,238	58,872
Total assets	$277,559	$342,330

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts payable	$57,168	$71,094
Current portion of long-term debt	-	-
Long-term debt	253,463	252,190
Accrued expenses and other liabilities	54,056	51,744
Total shareholders' equity (deficit)	(87,128)	(32,698)
Total liabilities and shareholders’ equity (deficit)	$277,559	$342,330

________________________________

1 April 1, 2012 balances are preliminary and subject to reclassification adjustments.
2 January 1, 2012 balances were derived from the audited consolidated financial statements.

CONTACT:
Powerwave Technologies, Inc.
Kevin Michaels
(714) 466-1608